Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" included in the Proxy Statement of Yatra Online, Inc. that is made part of the Registration Statement (Form S-4) and Prospectus of Ebix, Inc. and to the incorporation by reference therein of our report dated July 31, 2019 with respect to the consolidated financial statements of Yatra Online, Inc. included in its Annual Report (Form 20-F) for the year ended March 31, 2019, filed with Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurugram, Haryana, India

January 17, 2020